PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into as of September 28, 1999, by and between The Lamaur Corporation, a corporation under the laws of the State of Delaware ("Seller"), and Tiro Industries, Inc., a corporation under the laws of the State of Minnesota ("Purchaser").

     1. Purchase and Sale of Property. Purchaser agrees to purchase from Seller, and Seller agrees to sell and convey to Purchaser, for the Purchase Price set forth below, and on the terms and conditions set forth in this Agreement, the property commonly known as 5601 East River Road, Fridley, Minnesota, described as follows:

          (a) The manufacturing, warehouse, office and laboratory building (the "Building") containing a total of approximately 475,000 square feet located on the Land.

          (b) Approximately 27 acres of land (the "Land") legally described on Exhibit A hereto, together with all related rights, licenses, easements, interests and other collateral, assets and documentation evidencing Seller's rights with respect to, and interest in, the Land and Building.

The Land and Building are hereinafter at times referred to collectively as the "Property".

     2. Purchase Price. The total purchase price to be paid to Seller by Purchaser for the Property shall be Eight Million Four Hundred Fifty Thousand and No/100 Dollars ($8,450,000.00) (the "Purchase Price"). Provided that all conditions precedent to Purchaser's obligations to close as set forth in this Agreement (the "Conditions Precedent") have been satisfied and fulfilled, or waived in writing by Purchaser, the Purchase Price shall be paid to Seller, plus or minus prorations and other adjustments hereunder, by federal wire transfer of immediately available funds, as follows:

     $250,000.00- as earnest money (the "Earnest Money"), and

     $8,200,000.00 the balance at Closing.


     3. Closing. The purchase and sale contemplated herein shall be consummated at a closing (the "Closing") to take place at the offices of Purchaser's counsel in Minneapolis, Minnesota, with a representative of the Title Company (as hereinafter defined) in attendance. The Closing shall occur five (5) days after the Approval Date (as hereinafter defined) at 9:00 a.m., or at such other time as the parties may agree upon in writing (the "Closing Date"); provided, however, in no event shall the Closing Date be later than November 30, 1999. The Closing shall occur contemporaneously with the closing of the purchase and sale of the Assets pursuant to the terms of the Asset Purchase Agreement of even date herewith between Seller and Purchaser (the "Asset Purchase Agreement"). In the event the closing contemplated by the Asset Purchase Agreement does not occur, the closing contemplated by this Agreement shall not occur. Conversely, if the closing contemplated by this Agreement does not occur, the closing contemplated by the Asset Purchase Agreement shall not occur, it being the understanding and agreement of the parties hereto that both such agreements shall close simultaneously, or neither shall close. The Closing shall be effective as of 12:01 a.m. on the Closing Date. The risk of loss of all or any portion of the Property shall be borne by Seller up to and including the actual time of the Closing and wire transfer of the Purchase Price to Seller, and thereafter by Purchaser, subject to the terms and conditions of paragraph 16 below.

     The Approval Date shall be that date on which the last of the following "Conditions Precedent" have been satisfied, or waived by Purchaser: (i) the parties have approved the Assessments, as that term is hereinafter defined, and any actions to be taken in accordance therewith, all pursuant to paragraph 6(b) hereof, (ii) Seller has obtained stockholder approval of this Agreement, all pursuant to paragraph 27 hereof, and (iii) Purchaser has obtained all permits, consents and other governmental approvals necessary for it to operate the Property, as contemplated by Purchaser. Each party agrees to proceed in good faith and with all due diligence to obtain the foregoing approvals. Obtaining each of the foregoing categories of approvals is an additional "Condition Precedent" to Purchaser's performance of this Agreement. In the event these Conditions Precedent are not satisfied, or waived by Purchaser, on or before November 30, 1999, Purchaser may terminate this Agreement by notice to Seller, in which event the Earnest Money shall be returned immediately to Purchaser.

     Notwithstanding the foregoing provisions of this paragraph 3, in the event it appears reasonably probable that those approvals which have not been obtained by Purchaser by November 30, 1999, can with reasonable diligence be obtained by February 29, 2000, the outside Closing Date and the date by which the Conditions Precedent set forth in clauses (i), (ii) and (iii) of the preceding paragraph are to be satisfied, or waived by Purchaser, shall be extended to February 29, 2000. In the event of such extension, Purchaser shall proceed with all due diligence during such extension to satisfy the Conditions Precedent set forth in clauses (i), (ii) and (iii) of the preceding paragraph, and the Approval Date shall remain the date on which the last of those Conditions Precedent is satisfied, or waived by Purchaser. Seller shall cooperate fully with Purchaser in Purchaser's efforts to satisfy said Conditions Precedent.

     At Purchaser's option, and in accordance with any requirements of the Bureau of Alcohol, Tobacco and Firearms, Purchaser may close the transaction contemplated by this Agreement, and continue its operations under the current ATF permit number assigned to the Property while the ATF permitting process continues.


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



     4. Earnest Money.

          (a) Earnest Money Deposit. Purchaser has already deposited with Seller $50,000.00 of the Earnest Money with Seller. Immediately following the full execution and delivery of this Agreement (which date is set forth on the signature page hereof and is referred to herein as the "Contract Date"), Purchaser shall deposit the $200,000.00 balance of the Earnest Money with the Title Company, which shall hold the Earnest Money in an interest-bearing account pursuant to the terms of this Agreement and the Joinder by Escrow Agent appended to this Agreement.

          (b) Application at Closing. At Closing, the Earnest Money shall be credited against the Purchase Price.

          (c) Interest. As used herein, the term "Earnest Money" shall also include all interest earned on the $200,000.00 deposit contemplated by paragraph 4(a) above.

     5.  Seller's  Deliveries.  Seller has  delivered to Purchaser all documents
listed  on  Exhibit  B  hereto  (the  "Seller's   Deliveries")  in  response  to
Purchaser's due diligence request submitted in contemplation of this Agreement.

     6. Buyer's Environmental Investigation; Remedial Action; Escrow.

          (a) Property Inspection. At all times prior to Closing (the "Inspection Period"), Purchaser, its agents and representatives, shall be entitled to conduct one or more inspections of the Property, each a "Property Inspection" (provided Purchaser shall not perform any invasive or intrusive testing without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed), which will include the rights to: (i) enter upon the Land and Building, on reasonable notice to Seller, to perform inspections and tests of the Property, including, but not limited to, inspection, evaluation and testing of the heating, ventilation and air-conditioning systems and all components thereof
     (collectively, the "HVAC System"), all structural and mechanical systems within the Building, including, but not limited to, sprinkler systems, power lines and panels, air lines and compressors, automatic doors, tanks, pumps, plumbing and all other equipment related to the same; (ii) further examine and copy any and all of the Seller's Deliveries; (iii) make investigations with regard to zoning, environmental (as provided in subparagraph 6(b) below), building code and other legal requirements, including, but not limited to, the environmental "Assessments" as specified in subparagraph 6(b) below, including, but not limited to, an analysis of the presence of any asbestos, chlordane, formaldehyde or other Hazardous Material (as hereinafter defined) in, under or upon the Property, or any USTs (as hereinafter defined) on or under the Land; and (iv) make or obtain market studies and real estate tax analyses. In addition, Seller shall provide Purchaser with copies of, or access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, with respect to any part or all of the Property.

          Notwithstanding anything to the contrary contained herein, the effect of any representations, warranties or undertakings made by Seller in this Agreement shall not be diminished, abrogated or compromised by any Property Inspection, any Assessment (as hereinafter defined), or other inspections, tests or investigations made by Purchaser, except to the extent Purchaser discovers the inaccuracy of any such representation or warranty in the course of its investigations, in which case the last paragraph of paragraph 8A shall be applicable.


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



          (b)  Environmental  Phase I and  Phase II  Assessments.  Purchaser  or
     Purchaser's agent(s) shall have the right to employ one or more environmental consultants or other professional(s) to perform or complete Phase I and Phase II environmental inspections and assessments (the "Assessments") of the Property, and Seller acknowledges and consents to such Assessments, provided the same are conducted in accordance with, and subject to, the terms of this paragraph 6:

               (i) Purchaser and its consultants shall have the right, prior to Closing, to undertake or complete a technical review of all documentation, reports, plans, studies and information in possession or control of Seller, or its past or present environmental consultants, concerning or in any way related to the environmental condition of the Property, environmental operating permits of the Property, and waste disposal practices therefrom.

               (ii) In order to facilitate the Assessments and such technical review, Seller shall extend its full cooperation (but without third-party expense to Seller) to Purchaser and its environmental consultants, including, without limitation, providing access to all files and fully and completely answering all questions. The Assessments shall evaluate the present and past uses of the Property, the current status of environmental permits related thereto, and the presence on, in or under the Land, and on land sufficiently proximate to any of the Land as to pose the risk of migration or other adverse effect on any of the Property, of any Hazardous Substances (as defined in this Agreement). In the event no constituents are found in excess of applicable groundwater or soil action levels of the Minnesota Pollution Control Agency ("MPCA"), Seller and Purchaser shall close the transaction herein described without further undertaking by Seller with respect to soil, groundwater or other physical condition of the Property.

               (iii)  If,  in  the   course   of   Purchaser's   investigations,
          constituents are found in excess of applicable MPCA action levels:

                    (A) Seller shall report the same to the MPCA,  as and to the extent required by Minn. Stat. 115B.17, Subd. 3 or 115C.065.

                    (B) Seller shall enroll the Property,  or pertinent  portion thereof, in the Voluntary Investigation and Cleanup ("VIC") program of the MPCA, pursuant to Minn. Stat.115B.175, and (x) obtain written assurances from the MPCA in a form satisfactory to Purchaser and any party providing financing to Purchaser ("Purchaser's Lender"), stating that, without any remedial action, use restrictions or deed restrictions, the Property is suitable for continuing use as an office, warehouse and manufacturing facility, and Purchaser and Purchaser's Lender will not become associated with or liable for any environmental conditions disclosed in the Assessments by purchasing or financing Property, in which case Seller and Purchaser shall close the transaction herein described without further undertaking by Seller with respect to soil, groundwater or other physical condition of the Property; or (y) if the MPCA is not


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



               willing to issue such written assurances without any remedial action, Seller shall proceed expeditiously, at no cost to Purchaser, with the preparation and submission to the MPCA of a proposed Voluntary Remedial Action Plan (or equivalent) under the VIC program ("VRAP"), reasonably acceptable to both Purchaser and Seller, setting forth the proposed remedy or remedies and otherwise meeting MPCA program criteria. Purchaser and Purchaser's consultant shall cooperate in this process, it being agreed that remedial design shall, to the maximum extent feasible, employ risk-based criteria appropriate to the former and prospective use of the entire Property as an industrial site and result in minimal disturbance to business operations on the Property, before and after Closing.

                    (C) At such time as the MPCA has preliminarily  approved the
               VRAP, Seller shall obtain no fewer than two (2) bids from responsible and experienced remediation contractors reasonably acceptable to Purchaser, which remediation bids or proposals shall also be reasonably acceptable to the Purchaser.

                    (D) In the event (x) the implementation of the approved VRAP will not, in the reasonable opinion of Purchaser, result in the unreasonable disruption of business operations on the Property; and (y) Seller, Purchaser and Purchaser's lender consent and agree to the implementation of such VRAP, the performance thereof by the remediation contractor whose bid has been found acceptable by Purchaser pursuant to subparagraph (C) above, and the amount of the Remediation Escrow (hereinafter described), then Purchaser's obligation to close its purchase of the Property shall be non-contingent with respect to the environmental matters herein described.

                    (E) As  used  herein,  "Remediation  Escrow"  shall  mean an amount equal to 110% of the sum of (x) the acceptable remediation bid of the approved remediation subcontractor pursuant to subparagraph (C) above, and (y) all other costs and expenses reasonably anticipated or expended under the approved VRAP, including all costs of excavation, treatment, storage, transport, disposition or other handling, as well as all fees of Seller's engineers or consultants, MPCA administrative or staff fees, costs of insurance or other third-party costs reasonably and necessarily incurred or to be incurred with or associated with such remedial or other action, but excluding the fees and costs of counsel to Purchaser or Seller. Seller shall prepare and submit to Purchaser its breakdown of the costs comprising the Remediation Escrow immediately following the parties' approval of the VRAP, pursuant to subparagraph (B) above, and the bid of the remediation contractor, pursuant to subparagraph (C) above. In the event the amount of the Remediation Escrow exceeds $1,000,000, then, in such event, Seller shall have the right, at its election, to terminate this Agreement by notice in writing to Purchaser. In the event Seller exercises such right, all sums theretofore deposited as Earnest Money shall be immediately refunded to Purchaser, and neither Purchaser nor Seller shall have any further liability hereunder. In the event Seller does not exercise its right under this Section to so terminate this Purchase Agreement, Seller shall deposit the amount of the Remediation Escrow at the Closing Date, and funds therein shall be disbursed by the escrowee in accordance with the terms of the Environmental Remediation Escrow Agreement to be executed at Closing in the form of Exhibit E hereto.


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



                    (F) Seller  shall  diligently  carry out the VRAP as soon as feasible, and continue the same, both before and after Closing, to the issuance of a Certificate of Completion pursuant to Minn. Stat. 115B.175, Subd. 5, in favor of Purchaser and Purchaser's lender, all without expense to Purchaser, and Purchaser shall cooperate as necessary with Seller and Seller's consultant remediation contractor in this regard.

                    (G) Unless  this  Agreement  shall have been  terminated  by
               Seller pursuant to subparagraph (E) above, and in the event any remediation of the Property is to go forward under the VIC program, Seller shall obtain, for the benefit of Purchaser and its lender, and deliver not later than the Closing Date, a "no association" letter pursuant to Minn. Stat. 115B.178. Purchaser shall furnish Seller with all information, including information about Purchaser and Purchaser's prospective operations on the Property following Closing or otherwise reasonably required by the MPCA to process such "no association" request in a timely manner. In the event it appears reasonably probable that a no association letter will be issued by the MPCA on or before February 29, 2000, the outside Closing Date of November 30, 1999 shall be extended to February 29, 2000, so as to allow the issuance of the same prior to the Closing Date, in which event, and subject to the satisfaction or waiver of the other Conditions Precedent set forth in this Agreement, the Closing shall occur five (5) days after the no association letter has been obtained.

              (iv) The parties acknowledge that the Property has, historically, been used for manufacturing operations with respect to which neither Seller nor Purchaser have complete information or can, within the time frame prior to Closing,develop complete information,respecting off-site transportation, handling or disposal of Hazardous Substances. Both parties acknowledge that under federal and state Superfund laws, liability may be asserted by MPCA (or by the United States Environmental Protection Agency or other state environmental agencies having jurisdiction) with respect to past disposal of such Hazardous Substances in landfills or other locations, and that such liability is both unquantifiable and uninsurable. Upon request of Purchaser, Seller shall use all reasonable efforts to enforce its existing indemnity from DowBrands, Inc., as set forth in the Asset Purchase Agreement dated November 15, 1995, between DowBrands, Inc., and Electronic Hair Styling, Inc., for the mutual benefit of Purchaser and Seller, it being understood that Purchaser shall, to the maximum extent possible, be considered a third-party beneficiary of such indemnity.


     (c) Purchaser's Undertaking. Purchaser hereby covenants and agrees that it shall cause all studies, investigations and inspections (including, but not limited to, the Assessments) performed at the Property pursuant to this paragraph 6 to be performed in a manner that does not disturb or disrupt the tenancies or business operations of the Seller or of any of the Property's Tenants (as hereinafter defined). In the event that, as a result of Purchaser's exercise of its rights under subparagraphs 6(a) and 6(b), any damage occurs to the Property, then Purchaser shall promptly repair such damage, at Purchaser's


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



sole cost and expense, so as to return the Property to substantially the same condition as exists on the Contract Date. Purchaser hereby indemnifies, protects, defends and holds Seller harmless from and against any and all losses, damages, claims, causes of action, judgments, costs and expenses, incurred or sustained by the claim of any person made by reason of Purchaser's activities as permitted pursuant to this paragraph 6. This covenant shall survive the termination of this Agreement.

     (d) Confidentiality. Each party agrees to maintain in confidence, and not to disclose to third parties, the information contained in this Agreement or pertaining to the sale contemplated hereby and the information and data furnished or made available by Seller to Purchaser, its agents and representatives in connection with Purchaser's investigation of the Property and the transactions contemplated by this Agreement; provided, however, that each party, its agents and representatives may disclose such information and data (i) to such party's accountants, attorneys, prospective lenders, partners, shareholders, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively, the "Representatives") to the extent that such Representatives reasonably need to know such information and data in order to assist and perform services on behalf of Purchaser or Seller;
(ii) to the extent required by any applicable statute, law, regulation or Governmental Authority (as hereinafter defined); (iii) to the Tenants in connection with meetings/interviews to be conducted with the Tenants; and (iv) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement.

7. Title and Survey Matters.

          (a) Conveyance of Title. At Closing, Seller agrees to deliver to Purchaser a warranty deed (the "Deed"), in recordable form, conveying the Property to Purchaser, or to Purchaser's assignee pursuant to paragraph 18 hereof, free and clear of all liens, claims and encumbrances, except for the following items (the "Permitted Exceptions"): (i) those matters listed on Exhibit C hereto; (ii) those additional matters that may be specifically approved, in writing, by Purchaser during the Inspection Period; (iii) the rights of Tenants as tenants under the leases described on Exhibit C (the "Leases"); and (iv) matters disclosed by the July 16, 1999 survey prepared by Gregory R. Prasch (the "Survey").

          (b) Title Commitment. Purchaser has obtained a title commitment (the "Commitment") issued by Commercial Partners Title, LLC (the "Title Company") in File No. 14184, for an owner's title insurance policy (the "Title Policy"), ALTA Policy Form B-1992, in the amount of the Purchase Price, showing fee simple title to the Property in Seller, subject only to
     (i) the Permitted Exceptions; (ii) certain liens in favor of Congress Financial Corporation and Cargill Leasing Corporation (which liens are to be satisfied by Seller at Closing, in the case of Congress Financial Corporation, or are to be assumed by Purchaser, in the case of Cargill Leasing Corporation); (iii) highway and easement rights at paragraph 24 of Schedule B of the Commitment, which title exception Seller shall cause to be removed prior to Closing; and (iv) matters disclosed by the Affidavit noted in paragraph 26 of Schedule B, which exception shall be deleted in its entirety or shown as an informational note only upon the issuance of the Title Policy. At Closing, the Title Policy shall have all standard and general printed exceptions deleted so as to afford full "extended form coverage," and shall further include ALTA Restriction Endorsement No. 1; ALTA Zoning Endorsement No. 3.1 (including parking); an endorsement certifying that the real estate tax statements pertaining to the Property do not include taxes pertaining to any other real estate; an access


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



     endorsement; a contiguity endorsement; a creditors' rights endorsement; and such other endorsements, if any, as are required by Purchaser or Purchaser's lenders. As a Condition Precedent to Purchaser's obligation to close the transaction described in this Agreement, the Commitment shall be later-dated to cover the Closing and the recording of the Deed, and the Title Company shall deliver the Title Policy to the Purchaser concurrently with the Closing, all in conformity with the foregoing provisions of this paragraph 7(b).

          (c) Survey. Purchaser has obtained the as-built Survey of the Property, prepared by a surveyor duly registered in the State of Minnesota, and certified by said surveyor as having been prepared in accordance with the minimum detail and classification requirements of the land survey standards of the American Land Title Association.

          (d) UCC Searches. Purchaser has obtained current searches of all Uniform Commercial Code financing statements filed with the Secretary of State of Minnesota, and the appropriate county official, against Seller and the Property (the "Searches").

          (e) Defects and Cure. The items described in this paragraph 7 are collectively referred to as "Title Evidence". If, between the respective dates of the various Title Evidence and the Closing Date, updated Title Evidence discloses unpermitted claims, liens, exceptions or conditions (the "Defects"), Purchaser shall notify Seller in writing of any Defects. Purchaser's failure to so notify Seller at or prior to Closing shall result in Purchaser's acceptance of title as disclosed in the updated Title Evidence. Seller shall cure any Defects; however, Seller shall have no obligation to expend in excess of $250,000.00 to cure Defects, except for liens of an ascertainable amount which Seller shall cause to be released at Closing. Seller agrees to remove any exceptions or encumbrances to title which are created by, through or under Seller after the Contract Date. If Seller does not cure all Defects, or if Seller does not cause all Defects to be insured over by the Title Company, then Purchaser may terminate this Agreement by written notice to the Seller given within ten (10) days after the date the Closing was to have occurred but for the Purchaser's objections to Defects, in which event the Earnest Money shall be returned to Purchaser, and neither party shall have any further liability to the other hereunder, except as otherwise provided in this Agreement.

     8A. Seller's Representations and Warranties. Seller represents and warrants to Purchaser that the following matters are true as of the Contract Date and shall be true in all material respects as of the Closing Date.

          (a) Title. Other than as described in paragraph 7(b) hereof, the Seller is the legal fee simple title holder of the Property, and, other than with respect to the Permitted Exceptions, has or will at Closing have good, marketable and insurable title to the Property, free and clear of all mortgages and security interests, leases, agreements and tenancies (other than the Leases), licenses, claims, options, options to purchase, liens, covenants, conditions, restrictions, rights-of-way, easements, judgments and other matters affecting title to the Property.

          (b) Y2K Compliance. Seller has made or has caused to be made an examination and evaluation of the various computer systems which are integral to the Property, including, without limitation, any computer systems utilized in the operation and/or maintenance of the HVAC system, elevators, electrical and security systems, for the Building, and has disclosed the extent and results of that examination and evaluation to Purchaser.

          (c) Defaults. Seller is not in default under any of the documents, recorded or unrecorded, referred to in the title commitment, or under any of the Seller's Deliveries listed in Exhibit B hereto.

          (d) Contracts. The only contracts ("Contracts") of any kind relating to the management, leasing, operation, maintenance or repair of the Property are those which have been disclosed to Purchaser as part of the Seller's Deliveries.

          (e) Physical Condition. Within the three (3) year period prior to the Contract Date, Seller has not received any written notice or written report from any Governmental Authority or third party alleging the existence of any patent or latent structural or other physical defect or deficiency in the condition of the Property, or any component or portion thereof, that would or could impair or impose costs upon the use, occupancy or operation of the Property, and that has not been fully corrected. Within the three
     (3) year period prior to the Contract Date, Seller has not received any written notice or written report from any Governmental Authority or third party alleging the existence of any defect or deficiency in the Building, the structural elements thereof, the mechanical systems (including, without limitation, all HVAC Systems, plumbing, electrical, elevator, security, utility and sprinkler systems) therein, or the roof of the Building which has not been fully corrected, other than notice from the MPCA concerning requirements for creating containment areas by installing curbs around interior storage areas, which Seller has disclosed to Purchaser.

          (f) Utilities. Within the three (3) year period prior to the Contract Date, Seller has not received any written notice or written report from any Governmental Authority or Tenant alleging that any water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services required by law or necessary for the operation of the Property as it is now being operated, and as required for operation of the Building, was not installed and connected pursuant to valid permits, is inadequate to service the Property, or is not in good operating condition. Within the three (3) year period prior to the Contract Date, Seller has not received any written notice or written report from any Governmental Authority or Tenant alleging that any fact or condition exists that would or could result in the termination of impairment of the furnishing of service to the Property of water, sewer, gas, electric, telephone, drainage or other such utility services. Within the three (3) year period prior to the Contract Date, Seller has not received any written notice or written report from any Governmental Authority or Tenant alleging that the equipment servicing the Property is not in full compliance with all applicable governmental laws, rules and regulations.

          (g) Employees. Seller has identified to Purchaser all of Seller's employees employed in the management and operation of the Property, and has provided Purchaser a listing of their respective job titles and responsibilities. As of the Contract Date, there exist no employment or employment-type disputes between Seller, or any Seller-related entity, and any of Seller's employees who are employed in the management or operation of the Property.

          (h) Compliance with Laws and Codes. Seller has received no written notice of any violations (collectively, "Violations" and individually, a "Violation") of any applicable local, state or federal laws, municipal ordinances or regulations, orders, rules or requirements of any federal, state or municipal department or agency having jurisdiction over or affecting the Property or the construction, management, ownership, maintenance, operation, use, improvement, acquisition or sale of the Property, including, without limitation, building, health and environmental laws, regulations and ordinances, any equal access opportunity laws, regulations and ordinances (collectively, "Legal Requirements"), whether or not officially noted or issued, other than notice from the MPCA concerning requirements for creating containment areas by installing curbs around interior storage areas, which Seller has disclosed to Purchaser.

          (i) Litigation. There are no actions, suits, proceedings, claims, orders, decrees or judgments affecting Seller, its business, prospects or conditions (financial or otherwise), or the Property, or any portion thereof, or relating or arising out of the ownership or operation of the Property or any portion thereof which are pending in any court or by or before any federal, state, county or municipal department, commission, board, bureau or agency or governmental instrumentality, except as disclosed in Exhibit D. Seller is not now a party to any litigation affecting the Property, and, to the best of Seller's knowledge, no litigation has been threatened. There is no litigation pending, nor, to the best of Seller's knowledge, threatened which would affect the Property or Purchaser after Closing.

          (j) Insurance. Seller now has in force casualty, liability and business interruption insurance relating to the Property. Seller has received no written notice from any insurance carrier of any defects or inadequacies in the Property that, if not corrected, would result in termination of insurance coverage or increase in the normal and customary cost thereof.

          (k) Seller's Deliveries. All Seller's Deliveries (as defined in Exhibit B) are complete, accurate, true and correct in all material respects, and accurately set forth the subject matter thereof. There has been no material adverse change in any of the information and other disclosures set forth in Seller's Deliveries since the respective dates thereof. Notwithstanding the generality of the foregoing, with respect to those portions of Seller's Deliveries prepared by third parties, Seller's representations and warranties are limited to Seller's knowledge, without independent inquiry.

          (l) Rezoning. There is not now pending, and Seller has received no written notice of, any threatened proceeding for the rezoning of the Property or any portion thereof, or the taking of any other action by governmental authorities that would have a material adverse impact on the value of the Property or use thereof.

          (m) Authority. The execution and delivery of this Agreement by Seller, and the performance of this Agreement by Seller, are to be presented by Seller's board of directors to Seller's shareholders for due authorization, pursuant to paragraph 27 hereof, and, once so authorized, this Agreement shall be binding on Seller and enforceable against Seller in accordance with its terms. No consent of any creditor, investor, judicial or administrative body, Governmental Authority or other governmental body or agency, or other party to such execution, delivery and performance by Seller is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under or acceleration of any agreement to which Seller is a party or by which Seller or the Property is bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Seller and/or the Property is subject.

          (n) Real Estate Taxes. The most recent real estate tax statements for (and the only real estate tax statements applicable to) the Property are described in Exhibit B. Except as set forth on Exhibit B, Seller has not received written notice of any proposed increase in the assessed valuation of the Property. There is not now pending, and Seller agrees that it will not, without the prior written consent of Purchaser, institute prior to the Closing Date, any proceeding or application for a reduction in the real estate tax assessment of the Property or any other relief for any tax year. There are no outstanding agreements with attorneys or consultants with respect to real estate taxes that will be binding on Purchaser or the Property after the Closing.

          (o) Easements and Other Agreements. Seller is not in default in complying with the terms and provisions of any of the covenants, conditions, restrictions, rights-of-way or easements constituting one or more of the Permitted Exceptions.

          (p) United States Person. Seller is a "United States Person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an "Entity Transferor" or "FIRPTA" certification at Closing.

          (q) Existing Indebtedness on the Property. To the best of Seller's knowledge, the Existing Financing (as hereinafter defined) is in full force and effect, and, to the best of Seller's knowledge, Seller is not in default thereunder. Seller will (and is legally entitled to), on or before the Closing Date, obtain a release of the Assets and Property from the lien of Congress Financial Corporation (of record and in fact), and Purchaser shall assume or pay off the liens in favor of Cargill Leasing Corporation.

          (r) Condemnation. Seller has received no written notice of any pending or contemplated condemnation or other governmental taking proceedings affecting all or any part of the Property.


     The representations and warranties made in this Agreement by Seller shall be continuing, and shall be deemed remade by Seller as of the Closing Date with the same force and effect as if in fact specifically remade at that time. Notwithstanding anything to the contrary provided herein, Purchaser shall have no right to pursue any action against Seller pursuant to this paragraph 8A as a result of any of Seller's representations and warranties being untrue, inaccurate or incorrect, if Purchaser has actual knowledge at the time of Closing that such representation or warranty was untrue, inaccurate or incorrect at the time of Closing, and Purchaser nevertheless closes the transfer of title hereunder. The representations and warranties of Seller contained in this paragraph 8A will survive the Closing for a period of eighteen (18) months after the Closing, and (i) any claim based upon any alleged breach must be alleged (in writing) within such eighteen (18) month period, and (ii) any action based upon any such alleged breach must be commenced within twenty-four (24) months after Closing. Failure to give notice or commence an action on any such alleged breach within the time period specified herein shall constitute a waiver of any such claim.

     8B. Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that the following are true as of the Contract Date and shall be true in all material respects as of the Closing Date.

          (a) Purchaser's Inspection. Prior to the end of the Inspection Period, Purchaser will have had a full and complete opportunity to conduct such investigations, examinations, inspections and analyses of the Property as Purchaser, in its absolute discretion, may deem appropriate. Purchaser acknowledges that, except for Seller's representations and warranties expressly set forth in paragraphs 8A and 10 (the "Seller Representations"), Purchaser has not relied upon any statements, representations or warranties by Seller or any agent of Seller.

          (b) As-Is Sale. Except for the Seller Representations, the Property shall be sold, and Purchaser shall accept possession of the Property on the Closing Date, on an "as is where is, with all faults" basis, with no right of set-off or reduction in the Purchase Price. Purchaser acknowledges that, except for the Seller Representations, Purchaser is not relying on any representations or warranties of any kind whatsoever, express or implied, from Seller or any employee, agent or broker of Seller as to any matters concerning the Property including: (1) the condition or safety of the Property or any improvements thereon, including plumbing, sewer, heating and electrical systems, roofing, air conditioning, foundations, lot size or suitability of the Property or its improvements for a particular use or purpose; (2) whether the appliances, plumbing or utilities are in working order; (3) the habitability or suitability for occupancy of any structure and the quality of its construction; (4) the fitness of any personal property; (5) whether the improvements are structurally sound, in good condition, or in compliance with applicable city, county, state or federal statues, codes or ordinances; (6) the profitability or losses or expenses relating to the Property; and (7) the legal or tax consequences of this Agreement or the transactions contemplated hereby.

          (c) Formation. Purchaser is a duly formed and validly existing corporation organized under the laws of Minnesota. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

          (d) Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser which, if determined adversely to Purchaser, would adversely affect its ability to perform its obligations hereunder.

          (e) Compliance. Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the charter documents or by-laws of Purchaser, (2) to the Purchaser's knowledge, any law or any order, writ, injunction or decree of any court or governmental authority binding on Purchaser, or (3) any agreement or instrument to which Purchaser is a party or by which it is bound, or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument. No authorization, consent, approval of any governmental authority (including courts) is required for the execution and delivery by Purchaser of this Agreement or the performance of its obligations hereunder.

          (f) Financing Commitments. Purchaser has delivered to Seller copies of current financing commitments, which Purchaser represents are binding commitments to finance the transaction contemplated by this Agreement, subject only to the conditions stated in those commitments, which conditions Purchaser shall make diligent efforts to satisfy, and to the Conditions Precedent set forth in this Agreement.

     9. Covenants of Seller. Effective as of the execution of this Agreement, Seller hereby covenants with Purchaser as follows:

          (a) New Leases. Subsequent to the Contract Date, Seller shall neither amend any Lease in any material respect nor execute any new lease, license or other agreement affecting the ownership or operation of the Property, without Purchaser's prior written consent, which consent will not be unreasonably withheld, delayed or conditioned. Should Purchaser consent, in its sole discretion, or be deemed to have consented to any such new lease, license or other agreement affecting the ownership or operation of the Property, and such lease, license or other agreement calls for the Property owner to pay for commissions, tenant improvements or other inducements, and provided this transaction is consummated, then, at Closing, said amounts shall be prorated between Purchaser and Seller based upon the number of days the benefits under such lease, license or other agreement inured to the benefit of Seller prior to Closing and to Purchaser after Closing.

          (b) New Contracts. Subsequent to the Contract Date, Seller shall not enter into any contract with respect to the ownership or operation of the Property that will survive the Closing, or that would otherwise affect the use, operation or enjoyment of the Property, without Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed, except for service contracts entered into in the ordinary course of business which are terminable without penalty on not more than thirty
     (30) days notice. Should Purchaser consent, in its sole discretion, to any such new agreement affecting the ownership or operation of the Property, and such new agreement calls for the Property owner to pay monies or other inducements, and provided this transaction is consummated, then, at Closing, said amounts shall be prorated between Purchaser and Seller based upon the number of days the benefits under such new agreement inured to the benefit of Seller prior to Closing and to Purchaser after Closing.

          (c) Insurance. The Seller shall maintain its current insurance policies, and keep the same continuously in force and effect through and including the Closing Date.

          (d) Operation of Property. Seller shall operate and manage the Property in a manner consistent with past practices, maintaining present services, and shall maintain the Property in its present condition, normal wear and tear and loss due to fire or other casualty excepted (as provided in paragraph 16 hereof); shall keep on hand sufficient materials, supplies, equipment and other personal property for the efficient operation and management of the Property consistent with past practices; and shall perform, when due, all of Seller's obligations under the Leases, Contracts, Governmental Approvals and other agreements relating to the Property and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Property. Except as otherwise specifically provided herein, Seller shall deliver the Property at Closing in substantially the same condition as it is on the Contract Date, reasonable wear and tear excepted and loss due to fire or other casualty excepted (as provided in paragraph 16 hereof), and shall terminate, as of the Closing Date, the Contracts, unless otherwise advised to the contrary by Purchaser, in writing.

          (e) Pre-Closing Expenses. Except as otherwise provided in subparagraphs 9(a) and 9(b) hereof, Seller has paid or will pay in full, when due, all bills and invoices for labor, goods, material and services of any kind relating to the Property and utility charges, relating to the period prior to Closing. Any alterations, installations, decorations and other work required to be performed under any and all agreements affecting the Property have been or will, by the Closing, be completed and will be paid for in full when payment is due.

          (f) No Assignment. After the Contract Date and prior to Closing, Seller shall not assign, alienate, lien, encumber or otherwise transfer all or any part of the Property or any interest therein.

          (g) Availability of Records. Upon Purchaser's request, for a period of two (2) years after Closing, Seller shall use good faith efforts to (i) make all records relating to the Property and the operation thereof available to Purchaser for inspection, copying and audit by Purchaser's designated accountants; and (ii) cooperate with Purchaser (without any expense to Seller) in obtaining any and all permits, licenses, authorizations and other Governmental Approvals necessary for the operation of the Property.

          (h) Change in Conditions. Seller shall promptly notify Purchaser of any change in any condition with respect to the Property or of the occurrence of any event or circumstance that makes any representation or warranty of Seller to Purchaser under this Agreement untrue or misleading, or any covenant of Purchaser under this Agreement incapable or less likely of being performed, it being understood that the Seller's obligation to provide notice to Purchaser under this paragraph 9(h) shall in no way relieve Seller of any liability for a breach by Seller of any of its representations, warranties or covenants under this Agreement.

     All covenants made in this Agreement by Seller shall survive the Closing and shall not be merged into any instrument of conveyance delivered at Closing. The covenants of Seller contained in this paragraph 9 will survive the Closing for a period of eighteen (18) months after the Closing; and (i) any claim based upon any alleged breach of such covenant must be alleged (in writing) within such eighteen (18) month period, and (ii) any action based upon any such alleged breach must be commenced within twenty-four (24) months after Closing. Failure to give notice of commence an action on any such alleged breach within the time period as specified herein shall constitute a waiver of any such claim.

     10. Warranties and Agreements.

          (a) Definitions. Unless the context otherwise requires:


               (1) "Environmental  Law" or "Environmental  Laws" shall mean: (i)
          the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended;
          (iii) the Emergency Planning and Community Right to Know Act, as amended; (iv) the Clean Air Act, as amended; (v) the Clean Water Act, as amended; (vi) the Toxic Substances Control Act, as amended; (vii) the Hazardous Materials Transportation Act, as amended; (viii) the Federal Insecticide, Fungicide and Rodenticide Act, as amended; (ix) the Safe Drinking Water Act, as amended; (x) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (i)-(ix) of this subparagraph
          (a); (xi) any amendments to the statutes, laws or ordinances listed in parts (i)-(x) of this subparagraph (a), regardless of whether the same are still in existence on the date hereof; (xii) any rules, regulations,  guidelines,  directives,  orders  or  the  like  adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (xi) of this subparagraph (a); and
          (xiii) any other law, statute, ordinances, amendment, rule, regulation, guideline, directive, order or the like in effect relating to environmental, health or safety matters.

               (2) "Governmental Authorities" shall mean any commission, department or body of any municipal, township, county, state or federal governmental unit having jurisdiction over the Property or the management, operation, use or improvement thereof.

               (3) "Hazardous Conditions" refers to the presence on, in or about the Property (including ground water) of Hazardous Materials, the concentration, condition, quantity, location or other characteristic of that fails to comply with the most stringent standards now or on the Closing Date applicable or relevant or appropriate under applicable Environmental Laws.

               (4) "Hazardous Material" shall mean any chemical, substance, waste, material, equipment or fixture defined as or deemed hazardous, toxic, a pollutant, a contaminant or otherwise regulated under any Environmental Law, including, but not limited to, petroleum and petroleum products, waste oil, halogenated and non-halogenated solvents, PCBs and asbestos. The term "Hazardous Material" does not include usual and customary office, cleaning and other supplies in amounts necessary for the normal operation, maintenance and/or occupancy of the Property.

               (5) "Release" shall have the meaning found in 42 U.S.C. 9601(22) and shall include migration.

               (6) "Remedial Action" shall mean any and all corrective action, preventative measures, response, removal, transport, disposal, clean-up, abatement, treatment and monitoring of Hazardous Materials or Hazardous Conditions, including the Contamination (defined below), whether voluntary or mandatory, and all studies, assessments or investigations performed to determine if such actions are necessary or appropriate, all occurring on or after the Contract Date.

               (7) "Qualified Consulting Firm" shall mean the environmental consulting firm selected by Purchaser.

          (b) Warranties. Except as disclosed in the February 14, 1996 Phase I Environmental Assessment prepared for Seller by The Forrester Group, as updated by the Update Report dated March 28, 1999, to Seller's best knowledge, during the period of Seller's ownership of the Property:

          (1) The Property has been and continues to be owned and operated in compliance with all Environmental Laws.

          (2) There have been no past and there are no pending or threatened written claims, complaints, notices or requests for information received by Seller with respect to any alleged violation of any Environmental Law with respect to the Property, or written claims, complaints, notices or requests for information to Seller regarding potential or alleged liability under any Environmental Law with respect to the Property.

          (3) There have been no Releases of Hazardous Materials at, on, under or about the Property.

          (4) No conditions exist at, on or under the Property that, with the passage of time or the giving of notice or both, would constitute a Hazardous Condition or give rise to liability under any Environmental Law.

          (5) Seller has not received any written notice or written report from any Governmental Authority or third party alleging that Seller has not been issued or is not in compliance with all orders, directives, requirements, permits, certificates, approvals, licenses or other authorizations from applicable Governmental Authorities relating to Environmental Laws with respect to the Property.

          (6) The Property is not listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any other similar state list of sites requiring Remedial Action.

          (7) Seller has not transported or arranged for the transportation of any Hazardous Material from the Property to any location that is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any other similar state list, or that is the subject of federal, state or local enforcement actions or other investigations that may lead to claims against Seller for any Remedial Action, damage to natural resources or personal injury, including, but not limited to, claims under CERCLA.

          (8) There are no active or inactive underground storage tanks ("USTs") at the Property. Seller has not removed or abandoned any USTs at the Property, and Seller has no knowledge of the existence, abandonment or removal of USTs at the Property.

          (9) There are no polychlorinated biphenyls ("PCBs") or friable or damaged asbestos at the Property; Seller has not removed (or required or requested the removal of) any PCBs or damaged or friable asbestos from the Property; and Seller has no knowledge of the previous existence of any PCBs or damaged or friable asbestos at the Property.

          (10) No property neighboring or adjacent to the Land has a Hazardous Condition in, on or under said property.

     (c) Survival of Warranties. The warranties made in subparagraph 10(b) of this Agreement by Seller shall be continuing, and shall be deemed remade by Seller as of the date of Closing with the same force and effect as if in fact specifically remade at that time. Notwithstanding anything to the contrary provided herein, Purchaser shall have no right to pursue any action against Seller pursuant to subparagraph 10(b) as a result of any of Seller's warranties being untrue, inaccurate or incorrect if Purchaser has actual knowledge at the time of Closing that such warranty was untrue, inaccurate or incorrect at the time of Closing, and Purchaser nevertheless closes the transfer of title hereunder. The warranties of Seller contained in subparagraph 10(b) will survive the Closing for a period of eighteen (18) months after the Closing; and (i) any claim based upon any alleged breach must be alleged (in writing) within such eighteen (18) month period, and (ii) any action based upon any such alleged breach must be commenced within twenty-four (24) months after Closing. Failure to give notice or commence an action on any such alleged breach within the time period specified herein shall constitute a waiver of any such claim.

     11. Additional Conditions Precedent to Closing. In addition to the other conditions enumerated in this Agreement, the following shall be additional Conditions Precedent to Purchaser's obligation to close hereunder:

          (a) Physical Condition. The physical condition of the Property shall be substantially the same on the Closing Date as on the Contract Date, reasonable wear and tear excepted, unless the alteration of said physical condition is the result of Damage (as defined in paragraph 16 hereof).

          (b) Pending Actions. At Closing, there shall be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened, that, after Closing, would, in Purchaser's sole discretion, materially and adversely affect the value or marketability of the Property, or the ability of Purchaser to operate the Property in the manner it is being operated on the Contract Date.

          (c) Real Estate Taxes. As of the Closing Date, there shall have been no actual or pending reassessment of the value of the Property for the purpose of calculating real estate taxes.

          (d) Zoning. On the Closing Date, no proceedings shall be pending or threatened that could or would involve the change, redesignation, redefinition or other modification of the zoning classifications of (or any building, environmental or code requirements applicable to) the Property, or any portion thereof, or any property adjacent to the Land.

          (e) Flood Insurance. As of the Closing Date, if the Land is located in a flood plain, Purchaser shall have obtained flood plain insurance in form and substance acceptable to Purchaser.

          (f) Utilities. On the Closing Date, no moratorium or proceeding shall be pending or threatened affecting the availability, at regular rates and connection fees, of sewer, water, electric, gas, telephone or other services or utilities servicing the Property.

          (g) Other Agreements and Documents. On the Closing Date, Seller shall have executed and delivered to Purchaser the following agreements between Seller and Purchaser: the Asset Purchase Agreement, the Lease to Seller and the Contract Manufacturing Agreement, together with the documents contemplated by the foregoing agreements, and together with the documents described in paragraph 13 hereof.

          (h) Material Adverse Change. As of the Closing Date, there shall have been no material adverse change with respect to the Property occurring after the Contract Date.

     12. Leases - Conditions Precedent and Warranties with Respect Thereto. With respect to each of the tenants (the "Tenants") listed on Exhibit C, Seller represents and warrants to Purchaser as follows, the ongoing truth of the following being a Condition Precedent to Purchaser's obligation to close:

          (a) Each of the Leases is in full force and effect according to the terms set forth therein, and has not been modified, amended or altered, in writing or otherwise. Each Tenant is legally required to pay all sums and perform all obligations set forth in the Leases, without concessions, abatements, offsets or other bases for relief or adjustment, except as set forth therein.

          (b) Seller, as landlord, is not in default under any of the Leases. All obligations of the landlord under the Leases that accrue to the date of Closing have been performed, including, but not limited to, all required tenant improvements, cash or other inducements, rent abatements or moratoria, installations and construction (for which payment in full has been made in all cases), and each Tenant has unconditionally accepted landlord's performance of such obligations. No Tenant has asserted in writing any offsets, defenses or claims available against rent payable by it or other performance or obligations otherwise due from it under any Lease.

          (c) No Tenant is in material default under or is in arrears in the payment of any sums or in the performance of any obligations required of it under its Lease, other than Minnetonka Brands. Seller has disclosed the full extent of Minnetonka Brands' default as of the Contract Date, and will on the Closing Date disclose the extent of default on that date. No Tenant has prepaid any rent or other charge more than thirty (30) days in advance of its due date.

          (d) There are no brokers' commissions, finders' fees or other charges payable or to become payable to any third party on behalf of Seller as a result of or in connection with any Lease or any transaction related thereto.

          (e) No controversy, complaint, negotiation or renegotiation, proceeding, suit or litigation relating to all or any of the Leases, is pending nor to the best of Seller's knowledge, threatened, whether in any tribunal or informally. None of the Tenants has questioned or contested any expense reimbursements or pass-throughs under any of the Leases. Seller is and shall remain responsible after the Closing Date for defending (or continuing) any such suit, proceeding or other matter relating to periods prior to the Closing Date, and all damages, losses, expenses and costs related thereto.

     The warranties made in this paragraph 12 by Seller shall be continuing, and shall be deemed remade by Seller as of the date of Closing with the same force and effect as if in fact specifically remade at that time. Notwithstanding anything to the contrary provided herein, Purchaser shall have no right to pursue any action against Seller pursuant to this paragraph 12 as a result of any of Seller's warranties being untrue, inaccurate or incorrect if Purchaser has actual knowledge at the time of Closing that such warranty was untrue, inaccurate or incorrect at the time of Closing, and Purchaser nevertheless closes the transfer of title hereunder. The warranties of Seller contained in this paragraph 12 will survive the Closing for a period of eighteen (18) months after the Closing; and (i) any claim based upon any alleged breach must be alleged (in writing) within such eighteen (18) month period, and (ii) any action based upon any such alleged breach must be commenced within twenty-four (24) months after Closing. Failure to give notice or commence an action on any such alleged breach within the time period specified herein shall constitute a waiver of any such claim.

     13. Seller's Closing Deliveries. At Closing (or at such other times as may be specified below), Seller shall deliver or cause to be delivered to Purchaser the following, in form and substance acceptable to Purchaser:

          (a) Deed. The Deed, executed by Seller, in recordable form conveying the Property to Purchaser free and clear of all liens, claims and encumbrances, except for the Permitted Exceptions.

          (b) General Assignment. An assignment, executed by Seller, to Purchaser of all right, title and interest of Seller and its agents in and to all matters relating to the use and operation of the Property, including, but not limited to, the Governmental Approvals, to the extent assignable, which assignment shall list and identify, without limitation, on an exhibit thereto, all licenses, permits and approvals pertaining to the Building, the issuer and date thereof, and the expiration date, if any, related thereto.

          (c) Assignment of Contracts. An assignment, executed by Seller, to Purchaser of those of the Contracts that Purchaser may elect in writing to assume (the "Assigned Contracts"), with (i) the agreement of Seller to indemnify, protect, defend and hold Purchaser harmless from and against any and all claims, damages, losses, suits, proceedings, costs and expenses (including, but not limited to, reasonable attorneys' fees) arising in connection with the Assigned Contracts and relating to the period of time prior to Closing, and (ii) the corresponding agreement of Purchaser to indemnify Seller for claims arising in connection with the Assigned Contracts and relating to the period of time after the Closing. Seller shall also assign all guarantees and warranties given to Seller in connection with the operation, construction, improvement, alteration or repair of the Property.

          (d) Assignment of Leases. An assignment of the Leases (including all security deposits and/or other deposits thereunder), with the reciprocal indemnity provisions described in clause (d) above.

          (e) Keys. Keys to all locks located in the Building.

          (f) Affidavit of Title and ALTA Statement. An Affidavit of Title and an ALTA Statement, each executed by Seller and in form and substance acceptable to the Title Company.

          (g) Letters to Tenants. Letters executed by Seller, addressed to all Tenants, in form approved by Purchaser, notifying all Tenants of the transfer of ownership and directing payment of all rents accruing after the Closing Date to be made to Purchaser or at its direction.

          (h) Original Documents. To the extent not previously delivered to Purchaser, originals of the Leases, Assigned Contracts and Governmental Approvals, or, if originals are not available, Seller certified copies of such documents.

          (i) Closing Statement. A closing statement conforming to the proration and other relevant provisions of this Agreement.

          (j) Plans and Specifications. All plans and specifications with respect to the Building in Seller's possession or under Seller's control.

          (k) Tax Statements. Copies of the most currently available tax statements.

          (l)  Entity  Transfer  Certificate.   Entity  Transfer   Certification
     confirming  that Seller is a "United  States  Person" within the meaning of
     Section 1445 of the Internal Revenue Code of 1986, as amended.

          (m) Other. Such other documents and instruments as may reasonably be required by Purchaser, its (or its lenders') counsel or the Title Company, and that may be necessary to consummate this transaction and to otherwise effect the agreements of the parties hereto.

     After Closing, Seller shall execute and deliver to Purchaser such further documents and instruments as Purchaser shall reasonably request to effect this transaction and otherwise effect the agreements of the parties hereto.

     14. Prorations and Adjustments. The following shall be prorated and adjusted between Seller and Purchaser as of the Closing Date, except as otherwise specified:

          (a) The amount of all security and other Tenant deposits, and interest due thereon, if any, shall be credited to Purchaser.

          (b) Purchaser and Seller shall divide the cost of any escrows hereunder equally between them.

          (c) Water, electricity, sewer, gas, telephone and other utility charges based, to the extent practicable, on final meter readings and final invoices.

          (d) Amounts paid or payable under the Assigned Contracts shall be prorated.

          (e) All general real estate, personal property and ad valorem taxes payable for the current year applicable to the Property shall be prorated on a calendar year basis, utilizing actual final tax statements, if available prior to Closing. If such statements are not available, then such taxes shall be prorated on the basis of the most currently available tax statements for the Property and promptly re-prorated upon the issuance of final statements therefor, and any amounts due from any party to the other shall be paid in cash at that time. Prior to or at Closing, Seller shall pay or have paid all tax statements that are due and payable prior to or on the Closing Date and shall furnish evidence of such payment to Purchaser and the Title Company. Each party's respective obligations to re-prorate real estate taxes shall survive the Closing for a period of eighteen (18) months and shall not merge into any instrument of conveyance delivered at Closing.

          (f) All assessments, general or special, levied or pending, as of the Closing Date, shall be paid by Seller at or before Closing.

          (g) All base rents and other charges, including, without limitation, all additional rent, shall be prorated at Closing. At the time(s) of final calculation and collection from Tenants of additional rent for 1999 there shall be a re-proration between Seller and Purchaser as to additional rent adjustments, with such re-prorations being payable to the appropriate recipient. Such re-proration shall be paid upon Purchaser's presentation of its final accounting to Seller, certified as to accuracy by Purchaser on or before March 1, 2000. The parties' respective obligations to re-prorate additional rent shall survive the Closing and shall not merge into any instrument of conveyance delivered at Closing.

          Seller shall deliver or provide a credit in an amount equal to all prepaid rents for periods after the Closing Date and all security deposits in Seller's possession or control, provided that no credit shall be made to Purchaser for security deposits that have been applied to a tenant's obligations in accordance with the terms of such tenant's lease. Rents that are delinquent as of the Closing Date ("Delinquent Rents") shall not be prorated on the Closing Date. Purchaser shall include such Delinquent Rents in its normal billing and shall use reasonable efforts in the collection thereof after the Closing Date (but Purchaser shall not be required to litigate, declare a default in any lease or expend material amounts of money in connection with such attempted collection). To the extent Purchaser receives rents on or after the Closing Date, such payments shall be applied first toward reasonable costs of collection, then current rent owed to Purchaser in connection with the applicable lease for which such payments are received, and any excess monies received shall be applied toward the payment of any Delinquent Rents in reverse order of delinquency, with Seller's share thereof being promptly delivered to Seller. Seller hereby reserves the right to pursue any remedy against any tenant owing delinquent rents and any other amounts to Seller, provided Seller may not seek to evict such tenant or otherwise terminate its lease or right of possession. With respect to Delinquent Rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto.

          (h) Such other items that are customarily prorated in transactions of this nature shall be ratably prorated.

     For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. The amount of such prorations shall be adjusted in cash after Closing, as and when complete and accurate information becomes available. Seller and Purchaser agree to cooperate and use their good faith and diligent efforts to make such adjustments no later than thirty (30) days after the Closing. Items of income and expense for the period prior to the Closing Date will be for the account of Seller, and items of income and expense for the period on and after the Closing Date will be for the account of Purchaser, all as determined by the accrual method of accounting. Bills received after Closing that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid by Seller. Any amounts not so paid by Seller may be set off against amounts (if any) otherwise due Seller hereunder.

     15. Closing Expenses. Seller shall pay the costs of updating the abstract(s) of title for the Property and of the title insurance commitment issued by the Title Company. Purchaser shall pay the cost of the Title Policy. Seller shall pay the cost of the Survey and of all documentary and state, county and municipal transfer taxes relating to the conveyance contemplated herein. Each party shall pay one-half of the cost of any escrows hereunder. Notwithstanding the foregoing, Seller's obligations under the preceding sentences of this paragraph 15 are limited to a cap of $50,000.00. Each party shall pay its own legal, accounting and other expenses associated with the transaction contemplated by this Agreement, whether or not consummated.

     16. Destruction, Loss or Diminution of Property. If, prior to Closing, all or any portion of the Property is damaged by fire or other casualty (collectively "Damage"), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively "Eminent Domain"), then the following procedures shall apply:

          (a) If the aggregate cost of repair or replacement or the value of the Eminent Domain (collectively, "repair and/or replacement") is $200,000.00 or less, in the opinion of Purchaser's and Seller's respective engineering consultants, Purchaser shall close and take the Property as diminished by such events, subject to a reduction in the Purchase Price applied against the cash otherwise due at the Closing, in the full amount of the repair and/or replacement. Any casualty insurance or condemnation proceeds shall be the sole property of Seller.

          (b) If the aggregate cost of repair and/or replacement is greater than $200,000.00, in the opinion of Purchaser's and Seller's respective engineering consultants, then Purchaser, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller and receive an immediate return of the Earnest Money, and neither party shall have any further liability to the other hereunder, except as otherwise provided herein; or (ii) proceed to close subject to (1) a credit against the Purchase Price in the amount of the deductible under the applicable insurance policies, and (2) an assignment of the proceeds of Seller's casualty insurance for all such Damage (or condemnation awards for any Eminent Domain). In such event, Seller shall fully cooperate with Purchaser in the adjustment and settlement of the insurance claim. The proceeds and benefits under any rent loss or business interruption policies attributable to the period following the Closing shall likewise be assigned to Purchaser.

          (c) In the event of a dispute between Seller and Purchaser with respect to the cost of repair and/or replacement with respect to the matters set forth in this paragraph 16, an engineer designated by Seller and an engineer designated by Purchaser shall select an independent engineer licensed to practice in Minnesota who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Purchaser and Seller.

     17. Default/Failure of Condition Precedent.

          (a) Default by Seller. Except as otherwise provided herein, if any of Seller's representations and warranties contained herein shall not be true and correct on the Contract Date and continuing thereafter through and including the Closing Date, or if Seller shall have failed to perform any of the covenants and agreements contained herein to be performed by Seller within the time for performance as specified herein (including Seller's obligation to close), Purchaser may elect either to (i) terminate Purchaser's obligations under this Agreement by written notice to Seller, in which event the Earnest Money shall be returned immediately to Purchaser; or (ii) except as otherwise provided in this Agreement, pursue an action for specific performance of this Agreement to compel Seller to perform its obligations under this Agreement.

          (b) Default by Purchaser. In the event Purchaser defaults in its obligations to close the purchase of the Property, then Seller's sole and exclusive remedy shall be to retain the Earnest Money and receive an additional $200,000.00 from Purchaser, the total $450,000.00 amount being fixed and liquidated damages for Purchaser's default, it being understood that Seller's actual damages in the event of such default are difficult to ascertain and that such proceeds represent the parties' best current estimate of such damages. Seller shall have no other remedy for any default by Purchaser. The total $450,000.00 liquidated damage amount represents the total liquidated damages in the event of default by Purchaser under either this Agreement, the Asset Purchase Agreement, or both this Agreement and the Asset Purchase Agreement.

          (c) Failure of a Condition Precedent. In the event any Condition Precedent described herein shall not at or before Closing have been fulfilled or waived in writing by the Purchaser, then Purchaser may, at Closing, elect to terminate its obligations under this Agreement, in which event the Earnest Money shall be returned immediately to Purchaser.

     18. Successors and Assigns. The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors and assigns; provided, however, no conveyance, assignment or transfer of any interest whatsoever of, in or to the Property or of this Agreement shall be made by Seller during the term of this Agreement. Purchaser may assign all or any of its right, title and interest under this Agreement to any related entity, including (i) a wholly-owned subsidiary of Purchaser ("Affiliate"), (ii) an entity owned or controlled by Purchaser or an Affiliate, (iii) an entity which owns or controls Purchaser, or
(iv) an entity which is owned or controlled by either one or both of Purchaser's owners, namely, Robert O. Vaa or Wallace R. Hlavac. No such assignee shall accrue any obligations or liabilities hereunder until the effective date of such assignment. In addition to its right of assignment, Purchaser shall also have the right, exercisable prior to Closing, to designate any such related entity as the grantee or transferee of any or all of the conveyances, transfers and assignments to be made by Seller at Closing hereunder, independent of, or in addition to, any assignment of this Agreement. In the event of an assignment of this Agreement by Purchaser, its assignee shall be deemed to be the Purchaser hereunder for all purposes hereof, and shall have all rights of Purchaser hereunder (including, but not limited to, the right of further assignment), and the assignor shall remain liable hereunder. In the event that any such related entity shall be designated as a transferee hereunder, that transferee shall have the benefit of all of the representations and rights which, by the terms of this Agreement, are incorporated in or relate to the conveyance in question.

     19. Dispute Resolution.

          (a) Initial Meeting. In the event that there is a dispute arising out of or relating to this Agreement, the parties shall attempt in good faith to resolve such dispute promptly by negotiation between the parties. Either party may give the other party written notice that a dispute exists (a "Notice of Dispute"). The Notice of Dispute shall include a statement of such party's position. Within ten (10) days of the delivery of the Notice of Dispute, the parties shall meet at the Property to attempt to resolve the dispute. All documents and other information or data on which each party relies concerning the dispute shall be furnished or made available on reasonable terms to the other party at or before the first meeting of the parties as provided herein.

          (b) Mediation. If the dispute has not been resolved by negotiation within thirty (30) days of the delivery of a Notice of Dispute, or if the parties have failed to meet within ten (10) days of the Notice of Dispute, the parties shall endeavor to settle the dispute by mediation under the then current CPR Model Mediation Procedure for Business Disputes. Unless otherwise agreed, the parties shall select a mediator from the CPR Panels of Neutrals and shall notify CPR to initiate the selection process.

          (c) Binding  Arbitration.  Any  controversy or claim arising out of or relating to this Agreement or any agreement or document in connection therewith, the breach, termination or validity thereof, or the transactions contemplated herein (including any question arising as to whether or not any dispute falls within the terms of this Section or the selection of arbitrators), if not settled by negotiation or mediation as provided in subparagraphs 19(a) and (b) above, shall be settled by arbitration in Minneapolis, Minnesota, in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators. Either party may initiate arbitration from and after sixty (60) days following the delivery of a Notice of Dispute, if the dispute has not then been settled by negotiation or mediation. The arbitrators shall be appointed by the parties as provided by CPR Rule 5, Selection of Arbitrators. The arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16, and the award rendered by the arbitrators shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

          (d) Discovery. Each party shall have discovery rights as provided by the Federal Rules of Civil Procedure; provided, however, that all such discovery shall be commenced and concluded within sixty (60) days of the initiation of arbitration.

          (e) Expeditious Proceedings. It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators shall use all reasonable efforts to issue the final award or awards within a period of five (5) business days after closure of the proceedings. Failure of the arbitrators to meet the foregoing time limits shall not be a basis for challenging the award.

          (f) Attorneys' Fees. The arbitrators may instruct the non-prevailing party to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys' fees and expenses of the prevailing party, but only for the prevailing party that shall have complied with the provisions of subparagraphs 19(a) and (b) above. In the absence of such instruction, each party shall be instructed to bear its own costs and to pay its proportionate share of the fees and expenses of the arbitrators.

          (g) Enforcement of Awards. Each party agrees that any legal proceeding instituted to enforce an arbitration award hereunder will be brought in a court of competent jurisdiction (either state or federal) in Minneapolis, Minnesota, and each party hereby submits to personal jurisdiction therein and irrevocably waives any objection as to venue therein, and further agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum.

          (h) Equitable Relief. Nothing herein shall be construed to prevent either party from seeking equitable relief in any court of competent jurisdiction to restrain or prohibit any breach or threatened breach of any covenant of the parties set forth in this Agreement, whether or not the parties have first sought to resolve the dispute through negotiation, mediation or arbitration pursuant to this paragraph 19.

     20. Notices. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Purchaser as follows:

         Seller:                    John D. Hellmann
                                            Lamaur Corporation
                                            5601 East River Road
                                            Fridley, MN  55432-6198
                                            Fax: 612.572.2885

         With a Copy to:                    Eric H. Galatz
                                            Leonard, Street and Deinard, P.A.
                                            150 South Fifth Street, Suite 2300
                                            Minneapolis, MN  55402
                                            Fax: 612.335.1657

         And:                               Howard Clowes
                                            Gray Cary Ware Freidenrich
                                            139 Townsend Street, Suite 400
                                            San Francisco, CA  94107

        Purchaser:                          Tiro Industries, Inc.
                                            Attn:  Robert O. Vaa
                                            2700 East 28th Street
                                            Minneapolis, MN  55406
                                            Fax: 612.722.1464

         With a Copy to:                    Richard E. Poston
                                            1314 Marquette Avenue, Suite 805
                                            Minneapolis, MN  55403-4121
                                            Fax:  612.317.1042

         And:                               John B. Winston
                                            Winston Law Office
                                            4420 IDS Center
                                            80 South 8th Street
                                            Minneapolis, MN  55402
                                            Fax: 612.338.6351

Notices shall be deemed properly  delivered and received when and if either
(i) personally delivered; (ii) delivered by Federal Express or other overnight courier; (iii) on the first business day following transmission by facsimile to the number indicated; or (iv) two (2) business days after being deposited in the U.S. mail, by registered or certified mail, return receipt requested, postage prepaid.

     21. Benefit. This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in paragraph 18, and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

     22. Limitation of Liability. Upon the Closing, Purchaser shall neither assume nor undertake to pay, satisfy or discharge any liabilities, obligations or commitments of Seller other than those specifically agreed to between the parties and set forth in this Agreement. Purchaser shall not assume or otherwise become responsible for any liabilities of Seller, except those Contracts which are assigned to Purchaser by Seller and which are assumed by Purchaser pursuant to this Agreement. Seller will indemnify Purchaser for all liabilities, except those expressly assumed by Purchaser. Without limiting the foregoing, (i) Purchaser shall have no obligation to employ any of Seller's employees currently employed at the Property, except as provided in paragraph 29, and (ii) all employee-related liabilities and obligations, whether for salary, benefits, benefits continuation, pension/retirement, 401(k) plans or programs, severance, notice under the Worker Adjustment and Retraining Notification Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, or any other federal, state or local laws or otherwise, shall be the responsibility of Seller, except to the extent Purchaser fails to comply with paragraph 29. Again, without limiting the foregoing, all accrued liability for employee vacation time shall be and remain the responsibility of Seller, notwithstanding the fact that various employees of Seller may be offered employment with or become employees of Purchaser. Notwithstanding the foregoing, but again without creating any obligation or liability for Purchaser, Seller and Purchaser shall work cooperatively with respect to any hiring of Seller's employees that Purchaser may elect to employ, such that Purchaser shall not solicit employees of Seller whom Seller desires to retain as employees, and such that Seller shall encourage those of its employees whom it does not desire to retain, and whom Purchaser desires to hire, to enter the employ of Purchaser. Purchaser shall in no event be liable and assumes no obligation or liability with respect to any benefits or employee/welfare benefit plans to any employees or former employees of Seller, and in any event shall assume no liability to any such employees regardless of whether they become employees of Purchaser, for employee benefits or welfare benefits attributable to periods prior to Closing. Seller shall have the obligation to notify its employees of any benefits and/or rights to benefits continuation available under federal, state or local laws, including, without limiting the foregoing, the Consolidated Omnibus Budget Reconciliation Act of 1985 and similar state and local laws. The provisions of this Agreement shall not inure to the benefit of any third party, and nothing herein is intended to confer upon any employee of Seller or Purchaser, or any legal representative or beneficiary of any such employee, any rights of employment or employment for a specific period of time or any other legal rights or remedies of any nature whatsoever.

     23. Brokerage. Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction. Seller and Purchaser each hereby indemnify, protect and defend and hold the other harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, reasonable attorneys' fees of counsel selected by the indemnified party) resulting from the claims of any broker, finder or other such party claiming by, through or under the acts or agreements of the indemnifying party. The obligations of the parties pursuant to this paragraph 23 shall survive any termination of this Agreement.

     24. Reasonable Efforts. Seller and Purchaser shall use their reasonable, diligent and good faith efforts, and shall cooperate with and assist each other in their efforts, to obtain such consents and approvals of third parties (including, but not limited to, Governmental Authorities), to the transaction contemplated hereby, and to otherwise perform as may be necessary to effectuate the transfer of the Property to Purchaser in accordance with this Agreement.

     25. Miscellaneous.

          (a) Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

          (b) Time of the Essence. Time is of the essence of this Agreement. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term "legal holiday" means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Minnesota for observance thereof.

          (c) Conditions Precedent. The obligations of Purchaser to make the payments described in paragraph 2 and to close the transaction contemplated herein are subject to the express Conditions Precedent set forth in this Agreement, each of which is for the sole benefit of Purchaser and may be waived at any time by written notice thereof from Purchaser to Seller. The waiver of any particular Condition Precedent shall not constitute the waiver of any other.

          (d) Seller's Representations and Warranties. Relative to each representation and warranty made by Seller in this Agreement, Seller shall be charged with making reasonable inquiries as to the accuracy thereof to its officers and to the current managers of the Property.

          (e) Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement. The headings of various paragraphs in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive portions hereof.

          (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

          (g) Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity or enforceability of any other provision hereof.

          (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same Agreement.

          (i) Good Faith. All action required pursuant to this Agreement that is necessary to effectuate the transaction contemplated herein will be taken promptly and in good faith by Seller and Purchaser, and Seller and

     Purchaser shall furnish to the other party hereto such documents or further assurances as the other party hereto may reasonably require.

          (j) Additional Provisions. The additional provisions set forth in the following paragraphs 26, 27, 28 and 29 of this Agreement shall also be applicable to the Asset Purchase Agreement, with the understanding that both this Agreement and the Asset Purchase Agreement shall, for the purposes of said paragraphs 26, 27, 28 and 29, be considered but one agreement as to which said paragraphs shall be applicable.

     26. No Solicitation.

          (a) Seller will not, nor shall the Seller authorize or permit any of its officers, directors, employees or investment bankers, attorneys or other agents retained by or acting on behalf of the Seller or any of its subsidiaries to, directly or indirectly (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes or could result in an Acquisition Proposal (as hereinafter defined), (ii) except as permitted below, engage or participate in negotiations or discussions with, or furnish any non-public information or data to, or take any other action to, facilitate any inquiries or making any proposal by, any third party relating to an Acquisition Proposal, or
     (iii) except as permitted by and pursuant to the terms and conditions in this Agreement, enter into any agreement with respect to any Acquisition Proposal or approve an Acquisition Proposal. Notwithstanding anything to the contrary contained in this paragraph 26 or in any other provision of this Agreement, prior to the meeting of the Seller's stockholders, the Seller and its Board of Directors may participate in discussions or negotiations with and furnish non-public information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") or approve an unsolicited Acquisition Proposal if both (A) the Seller's Board of Directors duly determines in good faith, after receiving advice from its financial advisor, that a Potential Acquiror has submitted to the Seller an Acquisition Proposal that is a Superior Proposal (as hereinafter defined), and (B) the Seller's Board of Directors determines in good faith, after receiving advice from outside legal counsel experienced in such matters, that the failure to participate in such discussions or negotiations or to furnish such information is reasonably likely to violate the Board's fiduciary duties under applicable law.

          (b) In the event that the Seller shall receive any Acquisition Proposal, it shall promptly (and in no event later than 24 hours after receipt thereof) furnish to Purchaser the identity of the recipient of such information and/or the Potential Acquiror, as well as the terms of such Acquisition Proposal, and shall further promptly inform Purchaser in writing as to the fact such information is to be provided after compliance with the terms of the last sentence of the preceding paragraph. The Seller will keep the Purchaser fully informed (and respond to Purchaser's inquiries) regarding the status of negotiations concerning any Acquisition Proposal. Copies of any non-public information supplied to the Potential Acquiror shall be simultaneously supplied to Purchaser.

          (c) Without limiting the foregoing, the Seller understands and agrees that any violation of the restrictions set forth in this paragraph 26 by any executive officer of the Seller or any of its subsidiaries or any financial advisor, attorney or other advisor or representative, in each case, who is currently or in the future retained by the Seller or any of its subsidiaries shall be deemed to be a breach of this Agreement.

          (d) Nothing contained in this Paragraph 26 shall prohibit the Seller's Board of Directors from taking or disclosing to the Seller's shareholders a position with respect to an Acquisition Proposal in the form of a tender offer by a Potential Acquiror or making such other disclosure to the Seller's shareholders which position or disclosure, in the judgment of the Board, after receiving advice from outside legal counsel experienced in such matters (including the Seller's current outside counsel), is required by applicable law; provided, that if the Board takes a position or makes any disclosure adverse to consummation of this Agreement (or withdraws its recommendation that the Seller's stockholders approve this Agreement), Purchaser's right to terminate this Agreement pursuant to paragraph 28 shall immediately arise, with the consequences set forth in subparagraph
     (g) of this paragraph 26.

          (e) For the purposes of this Agreement, the term "Acquisition Proposal" shall mean any unsolicited, bona fide proposal made by any person other than Purchaser to, directly or indirectly, purchase or otherwise acquire beneficial ownership of (i) some or all of the Property or Assets, as that term is defined in the Asset Purchase Agreement, or (ii) 20% or more of the outstanding capital stock of the Seller pursuant to a merger, consolidation, exchange of shares or other business combination, sale of shares of capital stock, sales of assets, tender offer or exchange offer or similar transaction involving the Seller, taken as a whole, other than in a transaction in which the proposed acquiror intends to honor and perform this Agreement .

          (f) For the purposes of this Agreement, the term "Superior Proposal" means any Acquisition Proposal which has financial terms that the Board of Directors determines, in good faith, to be more favorable to the Seller and its shareholders than this Agreement (after receiving the advice of the Seller's independent financial advisor that the value of the consideration provided for in such Acquisition Proposal exceeds the value of the consideration provided for in the Agreement, which advice shall include a commitment to deliver a written opinion confirming such advice at the time the Board of Directors considers whether to approve such Acquisition Proposal); provided, however, that any such Acquisition Proposal shall not be deemed to be a "Superior Proposal" unless any financing required to consummate the transaction contemplated by such proposal is either (i) in the possession of such third party at the time such offer is made, or (ii) committed pursuant to a written commitment from a reputable financial institution. The parties agree that for purposes of the preceding sentence (but for no other purpose), an offer which is conditioned on completion of due diligence shall be deemed to constitute a "Superior Proposal" if such offer otherwise meets the definition of "Superior Proposal."

          (g) Notwithstanding any other provision in this Agreement to the contrary, if this Agreement is terminated pursuant to paragraph 28(a) or paragraph 28(b), then, in either case, the Seller shall pay to Purchaser U.S. $500,000.00 (the "Termination Fee") in cash or by wire transfer of good funds to an account designated by Purchaser, such payment to be made promptly, but in no event later than the second business day following such termination. Purchaser acknowledges that, except for liability that the Seller might have to Purchaser arising from a breach of this Agreement due to the fraudulent or willful misconduct of the Seller, the Termination Fee, once paid as contemplated by this paragraph 26(g), shall be the sole remedy of Purchaser in the circumstances described in this paragraph 26(g). The Seller acknowledges that the agreements contained in this paragraph 26(g) are an integral part of the transactions contemplated by this Agreement, and that, without such agreements, Purchaser would not enter into this Agreement. Accordingly if the Seller fails promptly to pay the amounts due pursuant to this paragraph 26(g), (i) the Seller shall pay interest on such amounts at the prime rate announced by U.S. Bank National Association, Minneapolis office, in effect on the date the Termination Fee was required to be made, plus four percent (4%), and (ii) if in order to obtain such payment Purchaser commences a suit or takes other action which results in a judgment or other binding determination against the Seller for the Termination Fee, the Seller shall also pay to Purchaser, its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest payable under the preceding clause (i).

     27. Seller Stockholders' Meeting.

          (a) Subject to paragraph 27(b) below: (i) the Board of Directors of the Seller shall unanimously recommend that the Seller's stockholders vote in favor of and adopt and approve this Agreement and approve the sale of the Property and Assets to Purchaser at the Seller stockholders' meeting;
     (ii) the proxy statement for such meeting shall include a statement to the effect that the board of directors of the Seller has unanimously recommended that the Seller's stockholders vote in favor of and adopt and approve this Agreement and the sale of the Property; and (iii) neither the Board of Directors of the Seller nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Purchaser, the unanimous recommendation of the Board of Directors of the Seller that the Seller's stockholders vote in favor of and adopt and approve this Agreement and approve the sale of the Property. For purposes of this Agreement, said recommendation of the Board of Directors of the Seller shall be deemed to have been modified in a manner adverse to Purchaser if said recommendation shall no longer be unanimous.

          (b) Nothing in paragraph 27(a) shall prevent the Board of Directors of the Seller from withdrawing, amending or modifying its unanimous approval at any time prior to the adoption and approval of this Agreement by the Seller's stockholders, if (i) a Superior Proposal is made to the Seller and is not withdrawn, (ii) neither the Seller nor any of its representatives shall have violated any of the restrictions set forth in paragraph 26, and
     (iii) the Board of Directors of the Seller concludes in good faith, after consultation with its advisors, that, in light of such Superior Proposal, it would be inconsistent with the fiduciary obligations of the Board of Directors of the Seller to the Seller's creditors and/or stockholders under applicable law not to withdraw, amend or modify such recommendation; provided that any such action of the Board described in this paragraph 27(b) shall give Purchaser the right to terminate this Agreement pursuant to paragraph 28(b) hereof with the consequences described in paragraph 26(g).

     28. Termination.

          (a) This Agreement may be terminated by Seller or Purchaser if the Seller enters into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors of the Seller or a committee thereof resolves to do so; provided, however, that the Seller may not terminate this Agreement pursuant to this paragraph 28(a) unless (i) the Seller has delivered to Purchaser a written notice of the Seller's intent to enter into such an agreement to effect such Acquisition Proposal, (ii) ten (10) business days have elapsed following delivery to Purchaser of such written notice by the Seller and
     (iii) during such five business day period, the Seller has fully cooperated with Purchaser, including without limitation, informing Purchaser of the terms and conditions of the Acquisition Proposal and the identity of the person making the Acquisition Proposal, to allow Purchaser within such ten-business-day period to propose amendments to the terms of this Agreement to be at least as favorable as the Acquisition Proposal;
     provided, further, that the Seller may not terminate this Agreement pursuant to this paragraph 28(a) unless, at the end of such ten-business-day-period, the Board of Directors of the Seller continues reasonably to believe that the Acquisition Proposal constitutes a Superior Proposal, and the Seller pays to Purchaser the amount specified under and in accordance with subparagraph (g) of paragraph 26 above.

          (b) This Agreement may be terminated by Purchaser if (i) the Board of Directors of the Seller or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of this Agreement to the Seller's stockholders, or approved or recommended an Acquisition Proposal (including, a Superior Proposal) or (ii) the Board of Directors of the Seller or any committee thereof shall have resolved to take any of the foregoing actions.

     29. Seller's Employees. Prior to the Closing Date, and assuming this Agreement is not terminated as earlier provided herein, Seller shall provide Purchaser evidence of compliance with all federal, state and local laws for which Seller has assumed responsibility of compliance under this Agreement, including, without limiting the foregoing, the Worker Adjustment and Retraining Notification Act (the "WARN Act"), the Consolidated Omnibus Budget Reconciliation Act of 1985, and all other applicable federal, state and local laws. Seller agrees to defend, indemnify and hold Purchaser harmless from and against any claims, demands or liabilities arising out of Seller's failure to comply with any such federal, state or local laws. Notwithstanding the two preceding sentences, if the Closing occurs within the sixty (60) day notice period provided under the WARN Act, Seller's employees will remain employees of Seller through the sixtieth (60th) day of the notice period, but Purchaser shall assume responsibility for reimbursing Seller for the cost of (1) Seller's active employees to whom Purchaser extends offers of employment, and (2) Seller's employees who are neither offered employment by Purchaser nor offered continued employment by Seller. Such reimbursable costs shall be limited to such active employees' current wages and benefits from the day after the Closing Date through the sixtieth (60th) day of the notice period. If Purchaser fails to comply with the preceding two sentences, Purchaser agrees to defend, indemnify and hold Seller harmless from and against any claims, demands or liabilities arising out of Purchaser's failure to do so. Seller shall continue to be responsible for paying Seller's active employees to whom Purchaser does not extend offers of employment and who are offered continued employment by Seller such employees' current wages and benefits from the day after the Closing Date through the sixtieth (60th) day of the notice period. Further, if the Closing occurs within the sixty (60) day notice period provided under the WARN Act, Purchaser agrees to defend, indemnify and hold Seller harmless from and against any claims, demands or liabilities arising from the employment of those of Seller's employees to whom Purchaser offered employment or who are under the supervision of Purchaser from the day after the Closing Date through the sixtieth (60th) day of the notice period.

     Seller and Purchaser shall cooperate to send, contemporaneous with Seller's written notice to all of its employees under the WARN Act, memoranda to Seller's employees regarding the impending transaction and Purchaser's offer of employment to those employees of Seller to whom Purchaser decides to offer employment, no later than October 1, 1999. These memoranda shall inform Seller's employees of at least the following information: that Seller has entered into an agreement to sell the Property to Purchaser; that such employees' employment with Seller will be terminated (with estimated potential dates of the termination); that Purchaser intends to continue operating the Property




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

following the Closing; and that Purchaser presently anticipates that it will offer employment to most employees of Seller who are employed at the Property.

     IN AGREEMENT, the parties hereto have executed this Agreement as of September 28, 1999, said date being the Contract Date referred to in this Agreement.


SELLER:

THE LAMAUR CORPORATION


By: /s/
__________________________________

         Its_____________________________

PURCHASER:

TIRO INDUSTRIES, INC.


By: /s/
__________________________________

         Its_____________________________





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



                             JOINDER BY ESCROW AGENT


     The undersigned hereby joins in the foregoing Purchase and Sale Agreement for the purposes of being bound by the terms thereof relating to the Earnest Money and of agreeing to perform its obligations thereunder as Escrow Agent with respect thereto. The sole duties of Escrow Agent under the Agreement shall be those described therein, and Escrow Agent shall be under no obligation to determine whether the other parties hereto are complying with any requirements of law or the terms and conditions of any other agreements among the parties. Escrow Agent may conclusively rely upon, and shall be protected in acting upon, any notice, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties, consistent with reasonable due diligence on Escrow Agent's part. Escrow Agent shall have no duty or liability to verify any such notice, consent, order or other document, and its sole responsibility shall be to act as expressly set forth in the Agreement. If any dispute arises with respect to the disbursement of any monies held by Escrow Agent pursuant to the Agreement, Escrow Agent may continue to hold the same or deposit the same in court pending resolution of such dispute, and the other parties hereto hereby indemnify and hold harmless Escrow Agent from any such action taken by it in good faith in the execution of its duties hereunder. The parties to the Agreement agree that there may exist a potential conflict of interest between the duties and obligations of Escrow Agent pursuant to the Agreement and as insurer of the title to the Property. Seller and Purchaser acknowledge such potential conflict and agree not to make any claim against Escrow Agent alleging conflict of interest arising as a result of the exercise of its duties under the Agreement and in determining whether it can give its irrevocable commitment to insure Purchaser's title.

Dated: __________________, 1999.

COMMERCIAL PARTNERS TITLE, LLC


By________________________________________

Its__________________________________





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